Exhibit 99.1

Immune Therapeutics, Inc. Appoints New Independent Director

Fort Collins Co., February 18, 2020 — OTC PR WIRE –Immune Therapeutics, Inc. (OTC: IMUN) (IMUN) (“Immune” “IMUN” or the “Company”) is a late-stage biopharmaceutical company focused on the development of T-cell activation immunotherapy to treat life-threatening or chronic diseases announced the appointment of Mr. Michael L. Sander to its Board of Directors who will succeed Jack Brewer who served on the Company’s Board of Directors since 2018 and Edward Teraskiewicz, who served on the Company’s Board of Directors since 2015.

“It is a pleasure to welcome Michael L. Sander to the Immune Therapeutics Board of Directors as we continue to build out and advance our program portfolio and expand our footprint in the life science community,” said Michael Handley, Chief Executive Officer of Immune Therapeutics. “His deep and varied experience will be hugely helpful as we continue to build momentum and pursue multiple near-term milestones and beyond.”

“On behalf of the entire Board of Directors, I would like to thank Jack and Eddie for their invaluable contributions, input, and support over what has been the incredible first years for Immune Therapeutics,” said Dr. Rosco Moore Jr., Chairman of Immune Therapeutics. “They were both critical to Immune’s embarkation on its mission to improve the lives of patients who are suffering from chronic illness.”

Mr. Sander is currently Managing Director of Sortis Capital a diversified private equity fund with over $10B in transactions. He has more than 30 years of technology, finance and real estate experience. He is founder and Director of Medavate Corp, a company that is developing a new healthcare ecosystem to address rising costs and poor outcomes in the current healthcare system.

About Immune Therapeutics, Inc.

Immune Therapeutics Inc is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases. More information can be found at www.immunetherapeutics.com

FORWARD LOOKING STATEMENTS

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

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888-613-8802

http://www.immunetherapeutics.com/